NORTHWEST LAW GROUP		Suite 1880, Royal Centre
1055 West Georgia Street
Vancouver, British Columbia
Canada V6E 3P3
Telephone: (604) 687-5792
Edward E. Bowes	Stephen F.X. O’Neill	Telecopier: (604) 687-6650
Michael F. Provenzano	Michael H. Taylor	E-Mail: mht@stockslaw.com
Conrad Y. Nest

Northwest Law Group is an association of independent law corporations

January 13, 2004

SILVERADO GOLD MINES LTD.
Suite 505, 1111 West Georgia Street
Vancouver, BC V6E 4M3

Attention: The Board of Directors

Dear Sirs:

Re:	SILVERADO GOLD MINES LTD. (the “Company”)
- Form S-8 Registration Statement
- 2003 Stock Option Plan

We have acted as special British Columbia legal counsel to Silverado Gold Mines Ltd., a British Columbia Company (the "Company"), in connection with the preparation of the registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the registration of up to 7,500,000 common shares of the Company (the “Shares”) reserved for issuance with respect to the exercise of stock options that may be granted pursuant to and in accordance with the Company’s 2003 Stock Option Plan (the "2003 Stock Option Plan").

In our capacity as special British Columbia counsel, we have reviewed only the following documents and have made no other investigation or inquiry:

  The Certificate of Incorporation of the Company, as amended and in effect as of the date hereof;

  The Memorandum and Articles of the Company, as amended and in effect as of the date hereof;

  The 2003 Stock Option Plan;

  Consent Resolutions of the Directors of the Company pursuant to which the Board of Directors of the Company (a) approved the 2003 Stock Option Plan; (b) reserved a total of 7,500,000 shares of the authorized common shares of the Company for issuance upon exercise of options granted pursuant to the 2003 Stock Option Plan; and (c) authorized the issuance of the Shares upon exercise of stock options granted pursuant to the 2003 Stock Option Plan;

  A Certificate of John MacKay, Secretary of the Company (the “Officer’s Certificate”) dated January 13, 2004.

For purposes of this opinion we have not reviewed any documents other than the documents listed in (1) through (5) above. In particular, we have not conducted any independent investigation beyond our review of the documents listed in (1) through (5) above, and we have not reviewed any document (other than the documents listed in (1) through (5) above) that is referred to or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with or would otherwise alter the opinions stated herein.

Northwest Law Group

SILVERADO GOLD MINES LTD.
The Board of Directors
January 13, 2004

In addition, we have conducted no independent factual investigation of our own but rather have relied solely on the foregoing documents, the statements and information set forth therein and the additional matters related or assumed therein, all of which we have assumed to be true, complete, and accurate.

Based upon the foregoing, it is our opinion that the Shares will be duly authorized, legally and validly issued, fully paid and non-assessable shares of the Company's common stock when issued and sold pursuant to grants of options made pursuant to the 2003 Stock Option Plan, provided:

(a)	such stock options are granted in accordance with the terms and conditions of the 2003 Stock Option Plan; and
(b)
the person receiving any grant of stock options under the 2003 Stock Option Plan performs their obligations to the Company in accordance with the terms and conditions of the 2003 Stock Option Plan and any agreement evidencing the grant of the stock options, including the delivery and payment of the required exercise price of the stock options.

The foregoing opinion is subject to the following assumptions, exceptions, limitations, and qualifications:

A.
The foregoing opinion is limited to the laws of the Province of British Columbia presently in effect. We express no opinion as to the laws, rules, or regulations of any other jurisdictions including, without limitation, the federal laws of the United States and rules and regulations relating thereto.

B.
We have assumed that all signatures on documents and instruments examined by us are genuine, that all documents and instruments submitted to us as originals are authentic, and that all documents and instruments submitted to us as copies or drafts of documents to be executed are complete, accurate, and authentic copies or drafts that conform (or upon execution of the originals, will conform) to authentic and executed originals, which facts we have not independently verified.

C.	We have assumed that each of the statements made and certified in the Officer’s Certificate is true and correct.
D.
We have assumed that at the time the Company is or becomes obligated to issue any Common Shares pursuant to the Consultant Agreements, the Company will have adequate authorized and unissued Common Shares to fulfill such obligations.

E.
The opinions expressed in this letter are rendered as of the date hereof and are based on our understandings and assumptions as to present facts, and on the application of British Columbia law as the same exists on the date hereof. We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to our attention or to reflect any changes in the facts or law that may hereafter occur or take effect.

We understand that you wish to file this opinion as an Exhibit to the Registration Statement and we consent to such filing and to the inclusion of this opinion in such Registration Statement. This opinion is rendered solely for your benefit in connection with the transactions herein described and, except as provided in the preceding sentence, may not, without our prior written consent, be furnished or quoted to any other person or entity.

Yours truly,

"Michael H. Taylor"

MICHAEL H. TAYLOR
MHT/dml